Exhibit 6.25

BRIDGE LOAN AGREEMENT BY AND BETWEEN LIMITLESS FILMS, INC. AND GENTLEMAN THIEF LLC

BRIDGE LOAN AGREEMENT

This BRIDGE LOAN AGREEMENT (the "**Agreement**"), dated as of January 24, 2025 (the "**Effective Date**"), is by and between LIMITLESS FILMS, INC. ("**Lender**") and GENTLEMAN THIEF LLC ("**Borrower**"), with respect to the feature film currently entitled "THE GENTLEMAN THIEF" (the "**Picture**"), to star John Travolta and currently anticipated to commence principal photography on or around March 7, 2025. In consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. LOAN. Subject to the terms and conditions hereof, Lender shall advance to Borrower the amount of One Million Dollars ($1,000,000) as a bridge loan in order to interim finance part of the pre-production budget for the Picture in order for Borrower to meet the Picture's cash flow requirements (the "**Loan**"). The Loan shall be advanced by Lender to Borrower in a single lump sum payment by no later than Friday, January 24, 2025.

2. INTEREST. The Loan shall bear interest both before and after maturity and/or default and/or judgment at the rate of twelve and one-half percent (12.5%) per annum accrued from the date that the Loan funds were received by Borrower, calculated daily, through the date upon which the Loan has been repaid. Interest shall accrue only with respect to that portion of the Loan which has not been repaid at the applicable time, and shall be payable upon repayment of the Loan.

3. EVIDENCING OF LOAN. The obligation of Borrower to repay the Loan shall be evidenced by a promissory note (the "**Note**") in the form attached hereto as Schedule "A".

4. LIENS AND SECURITY INTERESTS.

A. Creation of Lien. To secure the full and punctual payment and performance of all obligations under this Agreement, Borrower hereby grants to Lender a lien and security interest in and to all of Borrower's right, title, and interest in and to the Picture and the Screenplay upon which it is based (collectively, the "**Collateral**").

B. Negative Pledge. Borrower agrees that it shall not create, incur, assume, or permit to exist any lien, charge, or encumbrance upon any of the Collateral, that would be superior to Lender's lien except for the following permitted liens (the "**Permitted Liens**"):

- I. Liens in favor of Lender;
- II. Liens arising by operation of law; and
- III. Liens expressly consented to in writing by Lender.

C. Perfection of Security Interest. Borrower shall take all actions necessary or reasonably requested by Lender to perfect, maintain, and enforce Lender's lien on the Collateral, including filing UCC-1 financing statements, executing control agreements, and obtaining any third-party consents.

D. Release of Collateral. Upon full and final payment and performance of all obligations under this Agreement, Lender shall release its lien on the Collateral and execute any documents reasonably necessary to evidence such release.

5. GUARANTEE. In consideration of the Lender entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged, Randall Emmett (the "**Guarantor**"), hereby unconditionally and irrevocably guarantees to Lender the Loan repayment obligation of Borrower under this Agreement. If Borrower fails to repay the Loan pursuant to this Agreement, Guarantor shall guarantee and fulfill, as a primary obligor, the full and timely performance of such obligation of Borrower under this Agreement.

6. REPAYMENT. The principal amount of the Loan plus all applicable interest thereon shall be repaid to or to the order of Lender forthwith within ninety (90) days following the Effective Date (the "**Maturity Date**"), and subject to an additional thirty (30) day grace period, unless such Maturity Date is extended at

the Lender's sole discretion. Borrower shall have the right to prepay all or part of the Loan at any time without notice, bonus or penalty.

7. CREDIT.

A. The Picture. Borrower will accord a production company credit to Lender, and "Executive Producer" credits to Jas Mathur and CC Waknine in the main titles of the Picture, on a shared card, and in the billing block of all paid advertising, subject to the distributors' customary exclusions, and in all press releases related to the Picture. Borrower shall also accord Lender a production company animated logo screen, within the animated credits prior to the Picture content. No casual or inadvertent failure to comply with the provisions of this paragraph or failure of any third party to comply with same shall be deemed to be a breach of this Agreement by Borrower. Borrower shall, however, upon receipt of written notice of any such breach of its credit obligations, cure such breach on a prospective basis on materials to be created in the future and which are under the control of Borrower. The term "main titles of the Picture" shall mean wherever the principal cast, director, writer and producers receive credit whether at the start of the Picture or after the conclusion of the Picture.

B. "HIGH ROLLERS ". With respect to the motion picture currently entitled "HIGH ROLLERS ", Borrower shall provide an "Executive Producer" credit to Jas Mathur and to Lender, and to provide Lender with a production company animated logo, within the animated credits prior to the Picture content.

8. PARTICIPATION. The Loan shall entitle the Lender to a five percent (5%) share of the net profits from the Picture, in perpetuity. The definition of net profits, and the timing and process of payments to Participant, shall be no less favorable than that accorded to any other investor in the Picture. All payments made to Lender shall be accompanied by customary statements. Borrower shall account to Lender in writing by providing (or causing its collection agent to provide) statements in connection with the Picture not less than twice per year for the first two (2) years following the initial sale or license of the Picture, accompanied by payment due to Lender, if any, and not less than annually thereafter for any period that revenue is received by Borrower in connection with the Picture. In the event of any default in payment pursuant to this section, the same default interest as set forth in the Note and hereinbelow shall apply.

9. PRODUCT PLACEMENT.

A. Product. Borrower shall visibly include, within the Picture, NZT-48 "The Limitless Pill", a dietary supplement product owned and/or controlled/affiliated by Lender (the "Product").

B. Grant of Rights. Lender hereby approves and grants to Borrower and its successors, assigns and licensees, the non-exclusive right to use, display and include the Product (inclusive of any and all brand names, trademarks, trade names, service marks and/or copyrights associated with the Product) in the Picture, and in the marketing and promotion related thereto. Lender represents and warrants that (a) it is the sole owner of all rights necessary to grant to Borrower the Rights herein granted; (b) no other consents or approvals are required in connection with such Rights as contemplated by this Agreement; and (c) it is not necessary for Borrower to pay any amount to any person, firm or corporation (including without limitation Lender) in order to enable Borrower to enjoy the full rights to use the Product as described herein. Lender may not terminate or rescind the permission granted to Borrower hereunder. In the event of any claim by Company against Borrower, whether or not material, Lender shall be limited to Lender's remedy at law for damages, if any, and Lender shall not be entitled to enjoin, restrain or interfere with use of the Product as provided in this Agreement or with the advertising, publicizing, exhibiting or exploitation of the Picture.

C. Creative Control: Notwithstanding anything herein to the contrary, Lender recognizes that Borrower retains all artistic and creative control in connection with the Picture

10. PERFORMANCE OPPORTUNITY. Borrower shall guarantee Jas Mathur and Amanda Saccamanno with opportunities to each serve as an actor in the Picture, in a speaking role selected by

Borrower in Borrower's sole discretion. Jas Mathur's role shall include no less than (7) scenes, at least two (2) of which shall be with the lead actors in the Picture (John Travolta).

11. <u>TRAVEL; PREMIERE.</u>

A. <u>Travel</u>. In the event principal photography of the Picture is located more than one hundred (100) miles from Lender's principal place of residence ("<u>Location</u>"), Borrower shall provide Lender with first-class hotel accommodations; and a non-accountable per diem of Five Hundred Dollars ($500) per week; in each case, while on Location.

B. <u>Premiere</u>. Lender shall receive thirty (30) tickets to each US celebrity premiere of the Picture, if any, and each film festival screening of the Picture, if any, subject to the ticket allotment granted to Production Company.

12. <u>ADDITIONAL CONSIDERATIONS</u>. If and to the extent requested by Borrower, Lender shall provide to Borrower, for use in, and/or in relation to, the Picture, use of automobiles, a Gulfstream G4-SP airplane , and other luxury items, all to be selected by mutual agreement of the parties hereto. Should consideration or cost reimbursement be agreed upon for use of these items, the parties will negotiate in good faith and prepare an addendum hereto outlining the terms so reached.

13. <u>Intentionally omitted.</u>

14. DEFAULT INTEREST. In the event of default, including but not limited to the failure to pay the loan amount, the failure to make any Participation payments as set forth above, the sale or transfer of any collateral, or any assignment in bankruptcy ("Event of Default"), all accrued but unpaid amounts due hereunder shall immediately begin to accrue interest at a rate equal to Twenty-Four percent (24 %) per annum, compounded monthly, retroactive to the date of the Event of Default ("Default Interest"). When a Judgment is obtained for any amounts owing under this Note or any documents, interest shall continue to accrue on the amount of the judgment at the rate of Default Interest, compounded monthly.

15. FEES AND COSTS. Borrower and its guarantor agree to pay all out of pocket costs of collection resulting from an Event of Default. Costs of collection include, without limitation, payment of reasonable attorneys' fees if this Note is placed in the hands of attorneys for collection or if suit is brought, together with all court costs and other direct expenses incurred in the prosecution of suit.

16. <u>REPRESENTATIONS AND WARRANTIES OF BORROWER</u>. As an inducement to Lender to enter into this Agreement and to make the Loan, Borrower represents and warrants to Lender that:

i Borrower has full power, authority and legal right to execute and deliver, and to perform and observe the provisions of, this Agreement and the Note, and to carry out the transactions contemplated hereby and thereby;

ii this Agreement and the Note have each been duly authorized by all necessary corporate action, and when duly executed and delivered, will be valid and binding obligations of Borrower;

iii the making of this Agreement and compliance with its terms, and the issuance of the Note as contemplated herein, will not result, either directly or upon notice or lapse of time or both, in a breach of any of the terms or conditions of, or result in the imposition of any lien, charge or encumbrance upon any properties of Borrower pursuant to, or constitute a default under, any agreement or other instrument to which Borrower is a party or by which it may be bound, will not violate any provision of applicable law, and will not, except as obtained, require the prior consent or approval of any other person, governmental agency, body or authority;

iv Borrower possesses all rights required to conduct its business as now conducted without known conflict with the rights of others which would materially adversely affect such business;

v Borrower is duly organized and validly existing under the laws of Nevada, is duly qualified to do business in each jurisdiction in which its ownership of property or conduct of business legally requires such qualification, and has full power, authority and legal right to conduct its business as presently conducted; and

vi Borrower has taken all steps to protect its intellectual property rights in the Film and the Picture and acknowledges such rights are collateral securing this Agreement and the Note; and

17. REPRESENTATIONS, WARRANTIES AND COVENANTS OF LENDER. The Lender hereby represents, warrants and covenants to the Borrower that:

A. Lender has full power and authority to enter into this Agreement and such Agreement constitutes a valid and legally binding obligation of Lender enforceable in accordance with its terms.

B. This Agreement is made in reliance upon Lender's representation to the Borrower, which by Lender's execution of this Agreement the Lender hereby confirms, that the Loan and Note will be entered into for Lender's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Lender shall not sell, grant any participation in, or otherwise distribute the same.

C. Lender has received such information regarding the Borrower and this transaction as the Lender shall have requested and believes it has received all the information considered by the Lender as being necessary or appropriate for deciding whether to enter into the transaction contemplated hereby. The Lender further represents that it has had an opportunity to ask questions and receive answers from the Borrower regarding the terms and conditions of the transaction contemplated hereby and the business, properties and financial condition of the Borrower.

D. Lender acknowledges that it can bear the economic risk of the transactions contemplated herein, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the transaction contemplated herein.

E. Lender is an "accredited investor" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act of 1933 (the "Securities Act"), as presently in effect.

18. INDEMNIFICATION. Each party hereto hereby agrees to indemnify and hold harmless the other party, and the other party's representatives, agents, employees, successors, licensees and assigns, from and against any third party claim, demand, loss, obligation, liability, cost or expense (including reasonable outside attorney's fees, whether or not litigation is actually commenced) arising out of a breach by the indemnifying party of any warranties, representations or agreements contained in this Agreement (each a "**Claim**"). A party seeking indemnification ("**Indemnified Party**") shall, upon presentation of any Claim or institution of any action covered by the foregoing indemnity provision, promptly notify the other party ("**Indemnifying Party**") in writing of the presentation of such Claim or the institution of such action, giving full details thereof. The Indemnifying Party shall take all necessary and prudent action, performed in a competent and timely manner, to control the defense (as applicable), settlement, adjustment or compromise of any such Claim; provided that the Indemnifying Party may not settle any Claim on behalf of the Indemnified Party without first obtaining the Indemnified Party's written authorization. The Indemnified Party may employ its own counsel at its own expense, and, at the Indemnifying Party's reasonable request and expense, shall cooperate and assist the Indemnifying Party with respect to the negotiation, defense or settlement of any such Claim, but shall have no right or authority to settle any such Claim on behalf of the Indemnifying Party without first obtaining the Indemnifying Party's written authorization. In the event of a settlement of any such Claim, each party agrees not to disclose the terms of the settlement without first obtaining the other party's written authorization. Any authorization sought under this Section 7 shall not be

unreasonably delayed or withheld. Without limiting anything herein, if, within ten (10) business days following the Indemnifying Party's receipt of notification of a Claim, the Indemnifying Party fails to provide the Indemnified Party with written notice confirming the Indemnifying Party's acceptance of the defense of such Claim and its engagement of competent and experienced counsel, the Indemnified Party may engage its own counsel and the reasonable outside attorneys' fees and costs in connection therewith will promptly.

19. NOTICES. All notices, accountings and payments ("**Notice**") required or permitted hereunder shall be in writing and, if mailed by prepaid first class registered mail at any time other than during a discontinuance of postal services due to strike, lockout or otherwise shall be deemed to have been given on the third (3rd) business day after its posting, and, if hand delivered, faxed or sent by email, on the business day following such hand delivery, fax or email transmission. Notices shall be addressed to the addresses above first mentioned. Any party hereto may change its address for the purpose of receiving any notice by giving written notice in the manner aforesaid to the other party or parties hereto. If the last date on which Notice required hereunder shall fall on a Saturday, Sunday or statutory holiday, such last date shall be deemed postponed until the first date that is not a Saturday, Sunday or statutory holiday.

20. ASSIGNMENT. This Agreement shall be binding upon the executors, administrators, heirs, legal representatives, legatees, successors and assigns of the parties hereto and shall inure to the benefit of the parties and their successors and assigns.

21. CONFIDENTIALITY; NON-CIRCUMVENTION.

A. Confidentiality. Lender acknowledges and agrees that all terms and conditions of this Agreement, and all information provided to it by the Borrower related to the Picture, to this Agreement, and/or to Borrower's business, and all other business information provided to Lender by Borrower, constitutes confidential and/or proprietary information of Borrower ("Confidential Information"). Lender shall not use any Confidential Information for its own use or for any purpose other than as necessary to perform or enforce its rights and/or obligations under this Agreement, nor disclose such information to any third party. Lender shall take all reasonable measures to protect the secrecy of and avoid disclosure of Confidential Information, which measures shall be no less than reasonable care and shall include all of those measures that Lender uses to protect its own Confidential Information. However, and notwithstanding the foregoing, Lender is entitled to disclose Confidential Information:

i. to the extent necessary to comply with law or the valid order of a court of competent jurisdiction, or valid order of an arbitrator, in which event(s) Lender shall so notify Borrower as promptly as practicable and shall, in the first instance, seek not to produce such confidential information, and in the second, seek confidential treatment of such information;

ii. to the extent necessary to comply with SEC, IRS, or other governmental disclosure requirements, in which event(s) Lender shall so notify Borrower as promptly as practicable (if possible, prior to making such disclosure) and shall seek confidential treatment of such information and/or cooperate with the non-disclosing party to redact such Confidential Information as may be appropriate;

iii. to its accountants, attorneys and similar professionals, provided that such professionals agree to be bound by a confidentiality agreement at least as protective as this Section 13; and

iv. in order to enforce in court its rights pursuant to this Agreement, in which event(s) Lender shall seek confidential treatment of such information.

B. Non-Circumvention. Lender acknowledges that Borrower may be disclosing the identities and nature of Producer's professional business relationships to Lender, and may be providing Lender with introductions and access to various persons and/or entities (including, without limitation, cast and crew members in the Picture) (collectively the "Business Contacts"). All information pertaining to the Business

Contacts shall be deemed Producer's confidential information under this Agreement and shall be solely owned by Producer. As a condition of disclosure to Lender of the Business Contacts, Lender hereby agrees that for a period of five (5) years from the date of disclosure, Lender shall not attempt to circumvent, usurp, exclude, or independently develop any business relationship with such Business Contacts, for any reason whatsoever. Lender further agrees that any act or omission that attempts to or successfully usurps, circumvents, excludes, or independently develops a business relationship with any of the Business Contacts without the express prior written consent of Borrower shall constitute a material breach of this Agreement, and Borrower shall be entitled to seek all legal and equitable remedies available under the law, including, without limitation, seeking restitution, attorneys' fees and punitive damages against Lender.

C. No Public Statements. Lender, on behalf of itself and its parent corporation, affiliates, subsidiaries, divisions, predecessors, successors, and assigns, and their current and former employees, attorneys, officers, directors, and agents thereof, both individually and in their business capacities (collectively, the "Lender Parties"), agree that they shall not make any public statement of any kind or nature related to Borrower, Guarantor, the Picture, and/or any other person or entity involved in the Picture, or any other products, services, employees, officers, directors, or agents of Borrower and/or Guarantor, without the express written permission of Guarantor in each instance. The foregoing applies to all public statements, irrespective of form, including, without limitation, press releases, interviews, social media posts, blog posts, podcasts, et al. However, once the Picture has been released, Lender may make public statements that Lender is involved in the Picture as an investor and producer. Without limiting the foregoing, Lender and the Lender Parties further agree that they shall not make any derogatory or disparaging remarks, comments, or statements about Borrower and/or Guarantor, their products, services, employees, officers, directors, or agents, either orally or in writing, to any person or entity.

D. This Section 13 shall survive expiration or earlier termination of this Agreement. Lender acknowledges and agrees that any breach of its obligations with respect to this Section 13 may cause or threaten irreparable harm to Borrower. Lender further acknowledges and agrees that in the event of such actual or threatened breach or misuse the disclosing party may have no adequate remedy at law and shall, for the purpose of preventing the applicable disclosure, be entitled to immediate injunctive and other equitable relief without the necessity of showing actual monetary damages. Any right to obtain an injunction, restraining order or other equitable relief pursuant to this Section 13 shall not be deemed a waiver of any right to assert any other remedy that may be available in law or in equity.

20. GOVERNING LAW AND DISPUTE RESOLUTION. This Agreement shall be governed and construed in accordance with the laws of the State of California applicable to contracts entered into and fully performed therein. Any and all controversies, claims or disputes arising out of or related to this Agreement or the interpretation, performance or breach thereof, including, but not limited to violations of state or federal statutory or common law rights or duties, and the determination of the scope or applicability of this agreement to arbitrate (**"Dispute"**), shall be adjudicated in the State and/or Federal courts in Los Angeles, California, provided that the parties shall first attempt to resolve such dispute through good faith mediation. In the event of a failure or omission by Borrower constituting a breach of its credit obligations under this Agreement, Lender's rights shall be limited to the right, if any, to seek damages at law, and Lender shall not have any right in such event to rescind this Agreement or any of the rights granted to Borrower hereunder, or to enjoin the distribution, exhibition, or other exploitation of the Picture or the advertising or publicizing thereof.

21. MISCELLANEOUS. This Agreement shall terminate when all obligations of Borrower incurred hereunder shall have been discharged in full. This Agreement is not a partnership between or joint venture of the parties hereto and neither party is the agent of the other. The parties shall make, execute and deliver all such further acts and instruments as may be required to give effect to this Agreement. A waiver of any breach hereof shall not waive a prior or subsequent breach. All remedies shall be cumulative and pursuit of any one shall not waive any other. This Agreement may be signed in counterpart, each of which shall be deemed an original, but all of which together shall constitute the Agreement. Except as herein expressly provided, this Agreement cancels and supersedes all prior negotiations and undertakings relating to the Property and contains all terms and conditions, pertaining to the subject hereof. The headings of this

Agreement are for convenience of reference only and shall not limit or otherwise be deemed to construe the meaning hereof. If there is any conflict between any provision of this Agreement and any present or future statute, law, ordinance, regulation or collective bargaining agreement the latter shall prevail; provided, that the provision hereof so affected shall be limited only to the extent necessary and no other provision shall be affected. This Agreement may not be amended or modified except by the written agreement of both parties. Scanned and electronic signatures provided hereto will be deemed original for all purposes hereunder.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

AGREED TO AND ACCEPTED:

GENTLEMAN THIEF, LLC

DocuSigned by:

By: Randall Emmett

Title: Chairman

AGREED TO AND ACCEPTED:

LIMITLESS FILMS, INC.

DocuSigned by:

By: Jas Mathur

Title: CEO

AGREED TO AND ACCEPTED, SOLELY AS GUARANTOR AS AND TO THE EXTENT APPLICABLE TO GUARANTOR PURSUANT TO THE TERMS OF THIS AGREEMENT:

DocuSigned by:

Randall Emmett

RANDALL EMMETT

SCHEDULE "A"
PROMISSORY NOTE

Date: [Date] 1/24/2025

FOR VALUE RECEIVED, the undersigned hereby acknowledges itself indebted to LIMITLESS FILMS, INC (**"Lender"**) pursuant to the terms of a certain loan agreement dated as of [Date] between the undersigned and Lender (the **"Loan Agreement"**), and unconditionally promises to pay to or to the order of Lender on or before the first day or principal photography of the motion picture currently entitled THE GENTLEMAN THIEF the amount of One Million Dollars ($1,000,000) (the **"Loan Amount"**) plus interest both before and after maturity and/or default and/or judgment at the rate of twelve and one-half percent (12.5%) per annum accrued from the date that the Loan funds were received by Borrower, calculated daily, through the date upon which the Loan has been repaid. Interest shall accrue only with respect to that portion of the Loan which has not been repaid at the applicable time, and shall be payable upon repayment of the Loan.

The undersigned waives diligence, demand, presentment, protest, notice of protest and notice of dishonor.

The undersigned shall have the privilege of prepaying all or any portion of the balance outstanding from time to time without notice, penalty or bonus.

DEFAULT INTEREST. In the event of default, including but not limited to the failure to pay the loan amount, the failure to make any Participation payments as set forth above, the sale or transfer of any collateral, or any assignment in bankruptcy ("Event of Default"), all accrued but unpaid amounts due hereunder shall immediately begin to accrue interest at a rate equal to Twenty-Four percent (24 %) per annum, compounded monthly, retroactive to the date of the Event of Default ("Default Interest"). When a Judgment is obtained for any amounts owing under this Note or any documents, interest shall continue to accrue on the amount of the judgment at the rate of Default Interest, compounded monthly.

FEES AND COSTS. Borrower and its guarantor agree to pay all out of pocket costs of collection resulting from an Event of Default. Costs of collection include, without limitation, payment of reasonable attorneys' fees if this Note is placed in the hands of attorneys for collection or if suit is brought, together with all court costs and other direct expenses incurred in the prosecution of suit.

Capitalized terms used herein and undefined shall have the meanings attributed to them in the Loan Agreement.

GENTLEMAN THIEF, LLC

By: Randall Emmett

Title: Chairman

AGREED TO AND ACCEPTED, SOLELY AS GUARANTOR AS AND TO THE EXTENT APPLICABLE TO GUARANTOR PURSUANT TO THE TERMS OF THE LOAN AGREEMENT:

Randall Emmett

RANDALL EMMETT

AFFIDAVIT

State of FLORIDA
County of Miami-Dade

I, Randall Emmett, of 6620 Indian Creek Drive, Miami Beach, FL 33141, do hereby swear that Alissa Holley is not a partner in Gentleman Thief, LLC or Randall Emmett Films 1, LLC.

Under penalty of perjury, I hereby declare and affirm that the above-stated facts, to the best of my knowledge and belief, are true and correct.

Dated this 24th day of January, 2025.

By: Randall Emmett

RANDALL EMMETT

Copyright Security Agreement

Copyright Security Agreement ("Agreement") dated January **28, 2025**, in entered between GENTLEMAN THIEF LLC (the "Debtor"), and LIMITLESS FILMS, INC. (the "Secured Party") with respect to the feature film currently entitled "THE GENTLEMAN THIEF" (the " Collateral"), currently anticipated to star John Travolta and to commence principal photography on or around March 7, 2025 as represented by the Debtor. Capitalized terms not otherwise defined herein have the meanings set forth in the BRIDGE LOAN AGREEMENT executed concurrently herewith.

RECITALS

In connection with the One Million Dollars ($1,000,000) as a bridge loan in order to interim finance part of the budget for the Collateral in order for Debtor to meet the Collateral's cash flow requirements (the "Loan"), the Debtor, among other things, agrees to grant a security interest in the Collateral to Secured Party.

Debtor is granting a security interest in, among other things, various intangible assets, including the Copyrights and Copyright Licenses (each as defined in Paragraph 1 below).

The Secured Party wishes to become a secured creditor with respect to the Copyrights and Copyright Licenses and Debtor agrees to create in the Secured Party a secured and protected interest in the Copyrights and Copyright Licenses.

In consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, Debtor and the Secured Party hereby agree as follows:

1. The Debtor hereby grants, pledges, transfers and conveys to Secured Party on the terms and conditions set forth in the BRIDGE LOAN AGREEMENT and to secure Secured Party's obligations as set forth in the BRIDGE LOAN AGREEMENT, a security interest in all of its right, title and interest now owned or hereinafter acquired in and to:

(a) All United States and foreign copyrights and rights and interests in copyrights and works protectible by copyright (including but not limited to copyrights in software and data bases) and all renewals and extensions thereof, copyright registrations and applications therefor, including, without limitation, (i) all copyrights or rights or interests in copyrights in the works listed on Schedule I attached hereto and made a part hereof, (ii) all works based upon, incorporated in, derived from, incorporating or relating to all works covered by copyright, (iii) all income, royalties, damages, claims and payments now and hereafter due and/or payable with respect thereto, including, without limitations, damages and payments for past, present or future infringements related to any such copyrights, all rights to sue for past, present and future infringements related to any such copyrights, and (iv) any other rights corresponding to any such copyrights throughout the world (hereinafter collectively called the "Copyrights");

(b) All agreements providing for the grant of any exclusive right in or to Copyrights ("Copyright Licenses").

2. This security interest has been granted in conjunction with the security interest granted to the Secured Party under the BRIDGE LOAN AGREEMENT.

3. The rights and remedies of Secured Party with respect to the security interest and granted hereby are without prejudice to and are in addition to those set forth in the BRIDGE LOAN AGREEMENT, all terms and provisions of which are incorporated herein by reference. In the event that any provisions of this Agreement conflict with provisions in the BRIDGE LOAN AGREEMENT, the provisions of the BRIDGE LOAN AGREEMENT shall govern.

4. The Debtor authorizes Secured Party, upon notice to Debtor to modify this Agreement in the name of and on behalf of the Debtor without obtaining the Debtor's signature to such modification, if such modification is limited to an amendment of Schedule I to add any future right, title or interest in any Copyright or Copyright License acquired by the Debtor with respect to the Collateral.

5. Except as set forth in Paragraph 4, this Agreement or any provisions hereof may be changed, waived or terminated only in accordance with the amendment provisions of the BRIDGE LOAN AGREEMENT.

6. Termination of Agreement. This Agreement shall automatically terminate upon *the* indefeasible full and final payment and performance of all indebtedness and obligations secured hereunder in accordance with the provisions of the BRIDGE LOAN AGREEMENT. At such time, the Secured Party shall reassign and redeliver to Debtor all of the Collateral hereunder that has not been sold, disposed of, retained or applied by the Secured Party (with the understanding that no such sale, disposal, retention or application shall be made unless an to the extent expressly permitted pursuant to the BRIDGE LOAN AGREEMENT). Such reassignment and redelivery shall be without warranty by or recourse to the Secured Party and shall be at the expense of the Secured Party. At such time, this Agreement shall no longer constitute a lien upon or grant any security interest in any of the Collateral, and the Secured Party shall, at the Secured Party's expense, deliver to Debtor written acknowledgment hereof and of cancellation of this Agreement in a form reasonably requested by Debtor and adequate for proper recording at the United States Copyright Office and the offices where any financing statements were filed. This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of the principal of the BRIDGE LOAN AGREEMENT and any reasonable expenses incurred by the Secured Party pursuant to the Security Documents or any of the indebtedness or other obligations of the Debtor is rescinded or must otherwise be returned upon insolvency, bankruptcy or reorganization of the Debtor, all as though such payment had not been made.

7. Governing Law. This Agreement shall in all respects, including all matters of construction, validity and performance, be governed by, and construed and enforced in accordance with, the internal laws of the State of California that are applicable to contracts entered into in such jurisdiction by citizens thereof and to be performed wholly within such jurisdiction, without regard to principles of conflict of laws.

8. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same agreement.

9. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, except that Debtor shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Secured Party, which consent shall not be unreasonably withheld, and the Secured Party shall not have the right to assign its rights under this Agreement or any interest herein without the prior written consent of Debtor, which consent shall not be unreasonably withheld; provided, however, that the Secured Party may assign its rights hereunder to any of its affiliates or in accordance with any bankruptcy, insolvency or receivership of the Secured Party or any of its affiliates pursuant to a judicial order or decree; provided, further, that in no event shall the rights hereunder be assigned to any competitor of the Debtor as determined in the reasonable judgment of the Debtor.

10. Power of Attorney. In the event that Debtor is in material, uncured default on the Loan, Debtor hereby appoints and constitutes the Secured Party as Debtor's attorney-in-fact to take any action Debtor is required to take to (i) collect any Collateral, (ii) convey any item of Collateral to any purchaser thereof and (iii) make any payments or take any acts under the BRIDGE LOAN AGREEMENT to perfect or exercise the Secured Party interest, but only if and to the extent that Debtor has failed to take the applicable action after written notice from the Secured Party and a reasonable opportunity to cure the applicable default. The Secured Party's authority hereunder shall include, without limitation, the authority to transfer title to any item of Collateral, and to take any other actions necessary or incident to the powers granted to actions necessary or incident to the powers granted to the Secured Party in this Agreement or the BRIDGE LOAN AGREEMENT. This power of attorney is coupled with an interest and is irrevocable by Debtor during the term hereof.

11. Recordation of Copyrights. Debtor agrees to register and record, and shall register and record respectively with the United States Copyright Office, promptly after the execution of this Agreement, all Copyrights and Copyright Licenses in and to the screenplay for the Collateral that have not been registered or recorded with the United States Copyright Office as of the effective date of this Agreement.

12. Recordation of Security Agreement. An original signed copy of this Agreement shall be recorded with the United States Copyright Office promptly after the execution hereof, and promptly after the registration and recording of all Copyrights and Copyright Licenses pursuant to Paragraph 11 of this Agreement. In the event that it is discovered that any Copyright or Copyright License on Schedule I has inadvertently not been registered or recorded pursuant to Paragraph 11, said Copyright or Copyright License shall immediately be registered or recorded, and a memorandum or notice of a security interest therein shall be promptly recorded with the U.S. Copyright Office.

In Witness Whereof, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

AGREED TO AND ACCEPTED:

GENTLEMAN THIEF, LLC

By: Randall Emmett

Title: Chairman

AGREED TO AND ACCEPTED:

LIMITLESS FILMS, INC.

By: Jas Mathur

Title: CEO

Schedule I

Feature film currently entitled "THE GENTLEMAN THIEF" currently anticipated to star John Travolta